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                                                                    EXHIBIT 1(f)


                              GOLDMAN SACHS TRUST

            AMENDMENT TO AMENDED AGREEMENT AND DECLARATION OF TRUST
            -------------------------------------------------------


     WHEREAS, Section 7.3 of the Restated and Amended Agreement and Declaration of Trust of Goldman Sachs Trust (the "Trust") dated December 5, 1991, as amended, (the "Declaration") provides that the Declaration may be amended from time to time by an instrument in writing signed by a majority of the then Trustees (or by an officer of the Trust pursuant to a vote of a majority of the then Trustees);

     WHEREAS, Section 7.3 also provides that any such amendment having the purpose of changing the name of the Trust or the name of any Series of Shares theretofore established and designated, or establishing and designating new Series of Shares of the Trust, shall not require authorization by Shareholder vote;

     RESOLVED, that the Amended and Restated Agreement and Declaration of Trust of Goldman Sachs Trust dated December 5, 1991, as amended (the "Declaration") be further amended as contemplated in Section 4.1 thereof by establishing and designating one additional Series of Shares of beneficial interest to be known as "GS Core Fixed Income Fund," "GS California Municipal Income Fund" and "GS New York Municipal Income Fund", such Series to have the relative rights and preferences set forth in Subsections (a) through (i) of Section 4.2 of the Declaration; and

     FURTHER RESOLVED, that the President, any Vice President, the Treasurer and the Secretary of the Trust be, and they each hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

     NOW, THEREFORE, the undersigned, Michael J. Richman, being the duly elected, appointed and serving Secretary of the Trust, hereby amends the Declaration by establishing and designating one additional Series of Shares of beneficial interest to be known as "GS Core Fixed Income Fund," "GS California Municipal Income Fund" and "GS New York Municipal Income Fund," such Series to have the relative rights and preferences set forth in Subsections (a) through
(i) of Section 4.2 of the Declaration, and certifies that such amendment has been duly adopted.


     WITNESS my hand this 22 day of December, 1993.

                                      GOLDMAN SACHS TRUST

                                           Michael J. Richman
                                      -----------------------------------
                                      Michael J. Richman
                                      Secretary of the Trust
STATE OF NEW YORK   )
                    )   SS
COUNTY OF NEW YORK  )

     Then personally appeared the above-named Michael J. Richman and acknowledged this instrument to be her free act and deed this 22 day of December, 1993.

                                           Sabrina Khan
                                      ------------------------------------
                                      Notary Public
SABRINA L. KHAN                         My commission expires:
Notary Public, State of New York
No. 31-4912215
Qualified in New York County
Commission Expires November 9, 1995